Exhibit 10.1
October 22, 2015

Harold Covert
2217 Crimson King Drive
Braselton, GA 30517

Dear Hal,

I am pleased to offer you the position of Chief Financial Officer reporting to me.

You will receive a starting bi-weekly salary of $15,000.000 which equates to $390,000.00 on an annualized basis (for computational purposes only). In addition, you will have an annual cash incentive target of 65% of your annual salary (prorated from your employment start date), which will be dependent upon Harmonic’s achievement of certain corporate financial objectives and your direct contributions toward achieving these objectives as will be set forth in our executive incentive plan. All of the above amounts are subject to federal and state tax withholdings.

Harmonic will provide you relocation assistance up to $25,000.00 (portions of which may be subject to tax withholdings). This amount may be used to cover certain costs associated with house hunting trips to California, temporary housing, car rental, and shipping of household goods. All relocation expenses must be supported by receipts and approved by me. If you voluntarily terminate from Harmonic before the completion of one year of employment, you will be required to repay any portion of the relocation assistance that has been utilized, on a pro-rata basis.

Upon commencement of employment with Harmonic, you will be eligible to receive a stock option grant entitling you to purchase 220,000 shares of Harmonic Common Stock. The exercise price will be the closing market price of Harmonic’s shares on the grant approval date. The options will vest incrementally over a three (3) year period subject to your continued service with Harmonic, with 1/3 vesting upon the first anniversary of your employment commencement date and the remaining balance of the options vesting over the following two (2) year period with vesting occurring in equal monthly installments. Also, upon commencement of employment, you will be eligible to receive 110,000 restricted stock units (RSUs), each unit representing one share of Harmonic Common Stock. These RSUs will vest over a three (3) year period subject to your continued service with Harmonic, with 1/3 vesting upon the first anniversary of your employment commencement date and approximately 16.66% of the remaining RSUs vesting every six (6) months thereafter. These option and RSU grants will be subject to the terms and conditions of Harmonic’s 1995 Stock Plan, as amended, and the form of award agreements approved for making option and RSU grants thereunder. The option and RSU grants described above are subject to approval by the Compensation Committee of the Board of Directors of Harmonic.

Additionally, you will be offered to become a party to Harmonic’s standard executive Change of Control Severance Agreement. Details of this agreement will be communicated to you under separate cover.

Harmonic offers a comprehensive benefits package which includes health and welfare plans, 401(k) thrift savings plan, and an employee stock purchase plan. We reserve the right to modify or change our benefits at any time in our sole discretion. We will provide you with additional information regarding our complete list of our current fringe benefits during your orientation session.

If you decide to accept this offer of employment with the Company, you are required to sign and comply with the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (“Confidentiality Agreement”). A copy of the Confidentiality Agreement is included with this letter.

Before starting, you must sign the Confidentiality Agreement and bring documentation for completion of the I-9 (employment verification) form. Your employment with Harmonic is at will, which means either party can choose to terminate the relationship at any time for any reason whatsoever, with or without cause.

Harmonic Inc. 4300 North First Street, San Jose, CA 95134 • T +1 408 542 2500 F +1 408 542 2511 • www.harmonicinc.com

This offer of employment is valid until the close of business on October 26, 2015.

Hal, we believe you will play a key role in the growth and success of Harmonic going forward; we are very much looking forward to working with you. Please let me know of your acceptance by signing a copy of this offer letter and returning to me via scan or confidential direct fax to 408.490.6352.

Sincerely,

/s/ Patrick Harshman
Patrick Harshman
President & CEO
Harmonic Inc.

Accepted and Anticipated Start Date:
/s/ Harold Covert	10/22/2015
Harold Covert	Date

Anticipated Start Date: